Exhibit 99.1

NEWS RELEASE
Contact: Martina Bar Kochva	48 South Service Road Melville, NY 11747 (631) 465-3600

PARK ELECTROCHEMICAL CORP. REPORTS THIRD QUARTER RESULTS

Melville, New York, Wednesday, December 22, 2010......Park Electrochemical Corp. (NYSE-PKE) reported sales of $46,920,000 for its 2011 fiscal year third quarter ended November 28, 2010 compared to sales of $46,088,000 for last fiscal year’s third quarter ended November 29, 2009.  Park’s sales for the first nine months were $160,451,000 compared to sales of $125,303,000 for last year’s first nine months.

Park reported net earnings before special items of $6,332,000 for the third quarter ended November 28, 2010 compared to net earnings of $7,169,000 for the third quarter of last year. In the third quarter ended November 28, 2010, the Company recorded an additional charge of $1,312,000 in connection with the closure, in January 2009, of its Neltec Europe SAS business unit in Mirebeau, France. Accordingly, net earnings were $5,020,000 for the third quarter ended November 28, 2010.

For the nine months ended November 28, 2010, Park reported net earnings before special items of $25,648,000 compared to net earnings of $14,998,000 for last year’s nine-month period. During the fiscal year 2011 first nine-months, the Company recorded the charge of $1,312,000 for the closure mentioned above. Accordingly, net earnings were $24,336,000 for the current fiscal year’s first nine-month period.

Park's basic and diluted earnings per share before special items were $0.31 and $1.24, respectively, for the third quarter and nine-month period ended November 28, 2010 compared to basic and diluted earnings per share of $0.35 and $0.73, respectively, for the third quarter and nine-month period ended November 29, 2009.  The basic and diluted earnings per share after special items were $0.24 and $1.18, respectively, for the third quarter and nine-month period ended November 28, 2010.

The gross profits as percentages of sales were 30.9% and 33.0%, respectively, for the third quarter and nine-month period ended November 28, 2010 compared to 29.9% and 27.1%, respectively, for last year’s third quarter and nine-month period. The Company’s effective tax rate before special items for the third quarter ended November 28, 2010 was 23.1% compared to 7.4% for the prior year’s third quarter.

The Company will conduct a conference call to discuss its financial results at 11:00 a.m. EST today. Forward-looking and other material information may be discussed in this conference call. The conference call dial-in number is (866) 277-1181 in the United States and Canada and (617) 597-5358 in other countries and the required passcode is 85091664.

For those unable to listen to the call live, a conference call replay will be available from approximately 2:00 p.m. EST today through 11:59 p.m. EST on Tuesday, December 28, 2010. The conference call replay can be accessed by dialing (888) 286-8010 in the United States and Canada and (617) 801-6888 in other countries and entering passcode 44624932 or on the Company's web site at www.parkelectro.com/investor/investor.html.

Park believes that an evaluation of its ongoing operations would be difficult if the disclosure of its financial results were limited to generally accepted accounting principles (“GAAP”) financial measures, which include special items, such as restructuring charges.  Accordingly, in addition to disclosing its financial results determined in accordance with GAAP, Park discloses non-GAAP operating results that exclude special items in order to assist its shareholders and other readers in assessing the Company’s operating performance, since the Company’s on-going, normal business operations do not include such special items.  The detailed operating information presented below reconciles the non-GAAP operating results before special items to earnings determined in accordance with GAAP. Such non-GAAP financial measures are provided to supplement the results provided in accordance with GAAP.

Any additional material financial or statistical data disclosed in the conference call will also be available at the time of the conference call on the Company’s web site at www.parkelectro.com/investor/investor.html.

Park Electrochemical Corp. is a global advanced materials company which develops and manufactures high-technology digital and RF/microwave printed circuit materials principally for the telecommunications and internet infrastructure and high-end computing markets and advanced composite materials, parts and assemblies for the aerospace and specialty markets. Park’s core capabilities are in the areas of polymer chemistry formulation and coating technology. Park also specializes in the design and manufacture of complex composite aircraft and space vehicle parts. The Company’s manufacturing facilities are located in Singapore, China, France, Connecticut, Kansas, Arizona, California and Washington.

Additional corporate information is available on the Company’s web site at www.parkelectro.com.

The performance table (in thousands, except per share amounts–unaudited):

	13 Weeks Ended		39 Weeks Ended
	11/28/10	11/29/09	11/28/10	11/29/09

Sales	$46,920	$46,088	$160,451	$125,303

Net Earnings before Special Items	$6,332	$7,169	$25,648	$14,998
Special Items	(1,312)	-	(1,312)	-
Net Earnings	$5,020	$7,169	$24,336	$14,998
Basic and Diluted Earnings Per Share: Basic Earnings before Special Items	$0.31	$0.35	$1.24	$0.73
Special Items	0.07	-	0.06	-
Basic Earnings Per Share	$0.24	$0.35	$1.18	$0.73

Diluted Earnings before Special Items	$0.31	$0.35	$1.24	$0.73
Special Items	0.07	-	0.06	-
Diluted Earnings per Share	$0.24	$0.35	$1.18	$0.73
Weighted Average Shares Outstanding:
Basic	20,636	20,540	20,610	20,515
Diluted	20,674	20,573	20,641	20,536

The comparative balance sheets (in thousands):

	11/28/10 (unaudited)	2/28/10
Assets
Current Assets
Cash and Marketable Securities	$262,912	$237,840
Accounts Receivable, Net	27,760	31,698
Inventories	13,417	11,973
Other Current Assets	2,613	1,167

Total Current Assets	306,702	282,678

Fixed Assets, Net	42,615	44,905
Other Assets	17,019	15,521

Total Assets	$366,336	$343,104

Liabilities and Stockholders' Equity
Current Liabilities
Accounts Payable	$9,553	$10,201
Accrued Liabilities	9,847	7,301
Income Taxes Payable	4,205	4,140

Total Current Liabilities	23,605	21,642

Deferred Income Taxes	1,398	1,398
Other Liabilities	3,422	3,966

Total Liabilities	28,425	27,006

Stockholders’ Equity	337,911	316,098

Total Liabilities and Stockholders' Equity	$366,336	$343,104

Equity Per Share	$16.41	$15.40

Detailed operating information (in thousands – unaudited):

	13 Weeks Ended		39 Weeks Ended
	11/28/10	11/29/09	11/28/10	11/29/09

Net Sales	$46,920	$46,088	$160,451	$125,303
Cost of Sales	32,428	32,327	107,479	91,386
%	69.1%	70.1%	67.0%	72.9%
Gross Profit	14,492	13,761	52,972	33,917
%	30.9%	29.9%	33.0%	27.1%
Selling, General and Administrative
Expenses	6,381	6,128	21,381	17,248
%	13.6%	13.3%	13.3%	13.8%
Earnings from Operations	8,111	7,633	31,591	16,669
%	17.3%	16.6%	19.7%	13.3%
Other Income	123	112	417	1,005
%	0.2%	0.2%	0.2%	0.8%
Earnings Before Income Taxes	8,234	7,745	32,008	17,674
%	17.5%	16.8%	19.9%	14.1%
Income Tax Provision	1,902	576	6,360	2,676
Effective Tax Rate	23.1%	7.4%	19.9%	15.1%

Net Earnings before Special Items	6,332	7,169	25,648	14,998
%	13.5%	15.6%	16.0%	12.0%

Special Items:
Restructuring Charge	1,312	-	1,312	-
%	2.8%	-	0.8%	-

Income Tax Provision	-	-	-	-
Effective Tax Rate	-	-	-	-
After- Tax Special Items	1,312	-	1,312	-
%	2.8%	-	0.8%	-

After Special items
Earnings before Income Taxes	6,922	7,745	30,696	17,674
%	14.8%	16.8%	19.1%	14.1%

Income Tax Provision	1,902	576	6,360	2,676
Effective Tax Rate	27.5%	7.4%	20.7%	15.1%

Net Earnings	$5,020	$7,169	$24,336	$14,998
%	10.7%	15.6%	15.2%	12.0%

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